SPECIAL SHAREHOLDERS' MEETING

SHAREHOLDERS' MEETING

On December 17, 1998, a special shareholders' meeting was held. Kemper International Growth And Income Fund shareholders were asked to vote on two separate issues: approval of the new Investment Management Agreement between the fund and Scudder Kemper Investments, Inc., and to modify or eliminate certain policies and to eliminate the shareholder approval requirements as to certain other matters. The following are the results.

1) Approval of the new Investment Management Agreement between the fund and Scudder Kemper Investments, Inc. This item was approved.

    For    Against   Abstain
  254,340  2,082     2,062

2) To modify or eliminate certain policies and to eliminate the shareholder approval requirements as to certain other matters. These items were approved.

  Investment Objectives
  For      Against   Abstain   Broker Non-Votes
  187,375  5,564     4,839     60,707

  Diversification
  For      Against   Abstain   Broker Non-Votes
  187,658  5,280     4,839     60,707

  Lending
  For      Against   Abstain   Broker Non-Votes
  187,375  5,564     4,839     60,707



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